Exhibit 99.1

NuWay Medical, Inc. to Acquire Patented BioLargo Technology

IRVINE, CA -July 29, 2005/ (agency filing announcement)/ -- NuWay Medical, Inc. (NMED.pk) announced today that it had executed a binding Letter of Intent to acquire the patented "BioLargo" technology from IOWC Technologies Inc., a federally registered Canadian corporation. At the closing, IOWC will receive approximately 51% of the issued and outstanding shares of Nuway's common stock.

The BioLargo technology includes two U.S. patents and several additional technologies ready for the filing process. The BioLargo technology relates to a unique and innovative process whereby highly effective disinfecting chemistry is incorporated into absorbent materials, which materials can be used in products in multiple industries.

Dennis Calvert, the President of NuWay stated, "We are pleased to be associated with this important technology that contributes to the prevention of disease transmission and has the potential to make a meaningful contribution to the general health of people worldwide."

Kenneth Reay Code, the President of IOWC and the inventor of the BioLargo technology, added, "We believe that the existing management team and the NuWay platform will facilitate the successful launch of the commercialization of the BioLargo technology and we are pleased to be associated with them."

The transaction is subject to certain pre-closing conditions, including approval of both Nuway's and IOWC's shareholders, and is scheduled to close in the 4th quarter of this year.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward- looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in our filings with the Securities and Exchange Commission.


For further information, please contact:
Dennis Calvert, President
NuWay Medical, Inc.
949-643-9540

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